EXHIBIT 5

                                PROMISSORY NOTE
                                ---------------

$15,000,000                                                        June 16, 2003

FOR VALUE RECEIVED, the undersigned, _ACCENTIA, INC. (the "Payor" or the "Company"), having its executive office and principal place of business at 5310 Cypress Center Drive, Suite 101, Tampa, Florida 33609, hereby promises to pay to BIOVEST INTERNATIONAL, INC. (the "Payee"), having an address at 8500 Evergreen Blvd., Minneapolis, Minnesota 55433, at the Payee's address set forth hereinabove or, at such other place as the Payee shall hereinafter specify in writing, Fifteen Million Dollars and No Cents ($15,000,000) in lawful money of the United States, without interest.

Principal under this Note shall be due and payable as follows:

     o Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000) on June 16, 2004;
     o Two Million Five Hundred Thousand Dollars and No Cents ($2,500,000) on June 16, 2005;
     o    Five Million Dollars and No Cents ($5,000,000) on June 16, 2006; and
     o    Five Million Dollars and No Cents ($5,000,000) on June 16, 2007.

The Company may prepay this Note in whole or in part without premium or penalty, and all prepayments, in whole or in part, of principal on this Note shall include interest through the date of prepayment on the principal amount being prepaid.

The Company waives all rights to notice, presentment, or demand for repayment.

By Payee's acceptance of this Note, the Payee acknowledges that this Note is non-negotiable and, as such, non-transferable and has not been registered under the securities laws of the United States of America or any state thereof, and represents that this Note has been acquired for investment and, even if subsequently amended to be negotiable, no interest in this Note may be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated in the absence of registration and qualification of this Note under applicable federal and state securities laws or a written opinion of counsel acceptable to the Company that such registration and qualification are not required.

     In the event suit is instituted to collect this Note and if the Payee is the prevailing party in such suit, the undersigned agrees to pay all costs of collection, including reasonable attorneys' fees and costs as may be awarded by the court. This Note shall be governed by and construed under the laws of the State of Delaware.

ACCENTIA, INC.




By:______________________________
Its: